SCHEDULE A

(as of April 20, 2018)

Fund	Sub-Advisory Fee (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
PowerShares Senior Loan Portfolio	The Sub-Advisory fee, to be computed daily and paid monthly, shall be equal to (i) 40% of the monthly compensation that the Adviser receives from the Trust with respect to the Fund pursuant to its advisory agreement with the Trust, multiplied by (ii) the fraction equal to the net assets of such Fund as to which the such Sub-Adviser shall have provided discretionary investment management services pursuant to paragraph 2(a) of the Agreement for that month divided by the net assets of such Fund for that month. This fee shall be payable on or before the last business day of the next succeeding calendar month. In no event shall the aggregate monthly fees paid to the Sub-Advisers under this Agreement exceed 40% of the monthly compensation that the Adviser receives from the Trust pursuant to its advisory agreement with the Trust.	January 18, 2011	03/02/2011	03/03/2011	04/20/2019

PowerShares Treasury Collateral Portfolio	The Sub-Advisory fee, to be computed daily and paid monthly, shall be equal to (i) 40% of the monthly compensation that the Adviser receives from the Trust with respect to the Fund pursuant to its advisory agreement with the Trust, multiplied by (ii) the fraction equal to the net assets of such Fund as to which the such Sub-Adviser shall have provided discretionary investment management services pursuant to paragraph 2(a) of the Agreement for that month divided by the net assets of such Fund for that month. This fee shall be payable on or before the last business day of the next succeeding calendar month. In no event shall the aggregate monthly fees paid to the Sub-Advisers under this Agreement exceed 40% of the monthly compensation that the Adviser receives from the Trust pursuant to its advisory agreement with the Trust.	September 29, 2016	01/07/2017	01/12/2017	04/20/2019

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

Adviser

By:	/s/ Daniel E. Draper
Name:	Daniel E. Draper
Title:	Managing Director

INVESCO ADVISERS, INC.

Sub-Adviser

By:	Jeffrey H. Kupor
Name:	Jeffrey H. Kupor
Title:	Senior Vice President

INVESCO ASSET MANAGEMENT DEUTSCHLAND, GMBH

Sub-Adviser

By:	/s/ S. Hofmann /s/ Leif Baumann
Name:	S. Hofman Leif Bauman
Title:	Director Authorised Signatory

INVESCO ASSET MANAGEMENT LIMITED

Sub-Adviser

By:	/s/ Graeme Proudfoot
Name:	Graeme Proudfoot
Title:	Director

INVESCO ASSET MANAGEMENT (JAPAN) LIMITED

Sub- Adviser

By:	Masakazu Hasegawa
Name:	Masakazu Hasegawa
Title:	Managing Director

INVESCO HONG KONG LIMITED

Sub- Adviser

By:	/s/ Pang Sin Chu /s/ Lee Siu Mei
Name:	Pang Sin Chu Lee Siu Mei
Title:	Authorised Signatories

INVESCO SENIOR SECURED MANAGEMENT, INC.

Sub-Adviser

By:	/s/ Stephen Swanson
Name:	Stephen Swanson
Title:	Secretary and General Counsel

INVESCO CANADA LTD. (formerly Invesco Trimark Ltd.)

Sub-Adviser

By:	/s/ Harsh Damani
Name:	Harsh Damani
Title:	Chief Financial Officer, Funds & North America Head-Fund Accounting & Fund Expenses

By:	/s/ David C. Warren
Name:	David C. Warren
Title:	Executive Vice President & Chief Financial Officer

SCHEDULE B

Addresses of Sub-Advisers

Invesco Advisers, Inc.

11 Greenway Plaza

Suite 100

Houston, Texas 77046

Invesco Asset Management Deutschland, GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14F

6-10-1 Roppongi, Minato-ku

Tokyo 106-6114

Invesco Hong Kong Limited

41/F Champion Tower

Three Garden Road, Central

Hong Kong

Invesco Senior Secured Management, Inc.

1166 Avenue of the Americas

New York, NY 10036

Invesco Canada Ltd.

5140 Yonge Street

Suite 900

Toronto, Ontario

Canada M2N 6X7